Exhibit 4.11


                           INVESTMENT RIGHTS AGREEMENT

         This Investment Rights Agreement (this "Agreement") is made and entered into as of March 31, 2004, by and among Cytomedix, Inc. (the "Company") and the undersigned Purchaser ("Purchaser"). This Agreement is being entered into pursuant to the Company's Confidential Private Placement Memorandum ("Memorandum") dated March 27, 2004. Any capitalized term used but not otherwise defined herein shall have the meaning given it in the Memorandum.

         1. For purposes of this Agreement, a "Subsequent Financing" shall be defined as any subsequent offer or sale to, or exchange with (or other type of distribution to), any third party of Common Stock or any securities convertible, exercisable or exchangeable into Common Stock, including debt securities so convertible, in a private transaction (collectively, the "Financing Securities") other than a Permitted Financing. For purposes of this Agreement, "Permitted Financing" shall mean any transaction involving (i) the Company's issuance of any Financing Securities (other than for cash) in connection with a merger and/or acquisition, consolidation, sale or disposition of all or substantially all of the Company's assets, (ii) the Company's issuance of Financing Securities in connection with strategic license agreements or other financing transactions so long as such issuances are not for the purpose of raising capital, (iii) the Company's issuance of Financing Securities in connection with bona fide firm underwritten public offerings of its securities, (iv) Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's existing compensation and benefit plans or any other plan, agreement, or arrangement approved by the Board of Directors for the primary purpose of soliciting or retaining the services of employees, directors or consultants, (v) as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which are granted or issued as of the date of this Agreement, (vi) the Warrants issued in the Offering and any warrants issued to consultants as compensation, (vii) the payment of any dividend on the Company's capital stock, (viii) the Company's issuance of shares of Series C Preferred Stock and warrants to purchase shares of Common Stock in exchange for the Company's Series A and Series B Preferred Stock outstanding and any shares of Common Stock issuable upon conversion or exercise of such securities, and (ix) the Company's issuance of shares of Common Stock in connection with an Offering of up to 2,800,000 of Series C Preferred Stock at a purchase price of $10,000 per share and Warrants to purchase shares of Common Stock at an exercise price of $1.50 per share (the "Unit Offering") and any shares of Common Stock issuable upon exercise of such Warrants.

          2. During the period commencing on the Termination Date and ending on the date that is twelve (12) months following the Termination Date, the Company covenants and agrees to promptly notify (in no event later than five (5) business days after making or receiving an applicable offer) in writing (a "Rights Notice") the Purchaser of the terms and conditions of any proposed Subsequent Financing. The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within thirty (30) calendar days from the date of the Rights Notice, including, without limitation, all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide the Purchaser an option (the "Rights Option") during the five (5) Trading Days following delivery of the Rights Notice (the "Option Period") to inform the Company whether the Purchaser will purchase up to twenty-five percent (25%) of its total Unit purchase price for the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing (the "First Refusal Rights") and on a pro rata basis as to all other purchasers in the Offering electing to purchase securities offered in the Subsequent Financing. "Trading Day" means any day during which the OTC Bulletin Board (or other principal exchange on which the Common Stock is traded) shall be open for trading. If the Purchaser elects not to participate in such Subsequent Financing, the other purchasers in the Offering may participate on a pro-rata basis so long as such participation in the aggregate does not exceed twenty-five percent (25%) of the total Unit Price for all Units in the Offering. For purposes of this Agreement, all references to "pro rata" means, for any Purchaser electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) the total number of Units for which the Company has received cash consideration from the Purchaser by (y) the total number of Units purchased by all of the participating subscribers at the Termination Date. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the purchase price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from the Purchaser within the Option


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Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date or within ten (10) business days thereafter with a third party; provided that all of the material terms and conditions of the closing are the same as those provided to the Purchaser in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Agreement, including, without limitation, the delivery of a new Rights Notice. The provisions of this Agreement shall not apply to issuances of Financing Securities in a Permitted Financing.

          3. The Company covenants and agrees to promptly notify in writing the Purchaser of the terms and conditions of any such proposed Subsequent Financing.

          IN WITNESS WHEREOF, the parties have caused this Investment Rights Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

                                CYTOMEDIX, INC.

                                By:_____________________________________
                                   Name:
                                   Title:


                                INVESTOR:

                                By:_____________________________________
                                   Name:
                                   Title:

                                Address:__________________________________

                                        __________________________________

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